SPY Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE THREE MONTHS ENDED

MARCH 31, 2014

SPY® Inc. Achieved Quarterly Sales Growth of 2% in 2014 over 2013

12th Consecutive Quarter of Year over Year Growth of SPY® Brand Products

Total Company Net Sales Reported as $9.2 million

For Immediate Release: May 6, 2014

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three months ended March 31, 2014.

Consolidated Spy sales increased by 2% or $0.2 million, to $9.2 million for the three months ended March 31, 2014, compared to $9.0 million during the same period in 2013.   Sales included slightly lower closeout sales of $0.4 million in 2014, compared to $0.6 million in 2013.   The increase in our net sales was primarily driven by our prescription frame product line.

“We are once again happy to report top line growth along with achieving our 12th quarter in a row of year over year growth of our SPY® brand products,” said Michael Marckx, President and CEO.  “We also increased our margin to 52% in 2014 from 51% in 2013, which continues to be a focal point for us. This directly reflects the strong demand for our product offering as well as the operational and manufacturing synergies that we created over the past year. The solid sales growth and margin expansion are direct results of our strong sales and marketing teams as well as a concerted effort across the organization to reduce operating costs. Achieving operating profit along with our expanding portfolio of products, including our successful Happy Lens™ Collection, positions us well for the balance of 2014 as we continue to focus on disruptive strategies, driving sales, improving our product margins and managing our operating costs.”

During 2014, the Company had income from operations of $84 thousand during the three months ended March 31, 2014 compared to $29 thousand during the same period in 2013.

The Company incurred a net loss of $0.7 million during the three months ended March 31, 2014 and 2013.

SPY Inc. invites you to join the investor conference call on Tuesday, May 6, 2014, at 1:30 p.m. PDT.  The dial-in number for the call in North America is 1-866-318-8618 and 1-617-399-5137 for international callers.  The participant pass code is 74411610.  The call will also be webcast live on the internet and can be accessed by logging on at investor.spyoptic.com.

The results of our operations for the quarters ended March 31, 2014 and 2013 are more fully discussed in our Form 10-Q for the quarter ended March 31, 2013, filed with the Securities and Exchange Commission on May 6, 2014.

SPY Inc.:

We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements.  These statements relate to future events or future financial performance and are subject to risks and uncertainties.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results.  Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:

Maddy Isbell, PR Manager

760-804-8420

Fax: 760-804-8442

investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$688	$686
Accounts receivable, net	5,622	6,543
Inventories, net	4,344	5,872
Prepaid expenses and other current assets	691	680
Income taxes receivable	—	3
Total current assets	11,345	13,784
Property and equipment, net	394	438
Intangible assets, net of accumulated amortization of $792 and $782 at March 31, 2014 and December 31, 2013, respectively	63	72
Other assets	44	63
Total assets	$11,846	$14,357
Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$1,686	$4,024
Current portion of capital leases	71	77
Current portion of notes payable	16	16
Accounts payable	1,047	1,302
Accrued expenses and other liabilities	3,655	3,069
Total current liabilities	6,475	8,488
Capital leases, less current portion	75	92
Notes payable, less current portion	12	16
Notes payable to stockholders	21,452	21,452
Total liabilities	28,014	30,048
Commitments and Contingencies: Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,324,037 and 13,184,876 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	45,597	45,331
Accumulated other comprehensive income	519	520
Accumulated deficit	(62,285)	(61,543)
Total stockholders’ deficit	(16,168)	(15,691)
Total liabilities and stockholders’ deficit	$11,846	$14,357

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
		(Unaudited)
Net sales	$9,192	$9,008
Cost of sales	4,412	4,407
Gross profit	4,780	4,601
Operating expenses:
Sales and marketing	2,920	2,854
General and administrative	1,483	1,447
Shipping and warehousing	140	169
Research and development	153	102
Total operating expenses	4,696	4,572
Income from operations	84	29
Other income (expense):
Interest expense	(757)	(732)
Foreign currency transaction loss	(67)	(18)
Other Income	1	—
Total other expense	(823)	(750)
Loss before provision for income taxes	(739)	(721)
Income tax expense	3	—
Net loss	$(742)	$(721)
Net loss per share of Common Stock
Basic	$(0.06)	$(0.05)
Diluted	$(0.06)	$(0.05)
Shares used in computing net loss per share of Common Stock
Basic	13,222	13,115
Diluted	13,222	13,115
Other comprehensive income (loss)
Foreign currency translation adjustment (loss) gain	$(94)	$177
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	93	(194)
Total other comprehensive loss	(1)	(17)
Comprehensive loss	$(743)	$(738)